EXHIBIT 99.8

SERIES A PREFERRED STOCK REDEMPTION ELECTION FORM

INSTRUCTIONS

          The undersigned acknowledge(s) receipt of the Subscription Rights Certificate and related materials relating to the offering (the “Rights Offering”) by 1st United Bancorp, Inc. (the “Company”) of non-transferable subscription rights (“Rights”) distributed to the holders of record of common stock of the Company as of the close of business on [________], 2008 (the “Record Date”) to subscribe for and purchase shares of its common stock, par value $0.01 per share (“Common Stock”). The Rights are described in detail in the Company’s Prospectus dated [________], 2008 (the “Prospectus”).

          Although the shares of Series A Preferred Stock are redeemable only at the Company’s election, the Company’s Board has granted each holder of the Series A Preferred Stock the right to request that the Company redeem a portion or all of their shares of the Series A Preferred Stock at the stipulated redemption price and apply the redemption price toward the payment of the subscription price for the shares of Common Stock to be purchased in the Rights Offering. The stipulated redemption price is $10.00 per share. The Company intends to pay any accrued dividends on redeemed shares with the Company’s available cash on hand.

          The undersigned has/have exercised the following Rights on the undersigned’s Subscription Rights Certificate (if there are any conflicts between this Series A Preferred Stock Redemption Election Form and the Subscription Rights Certificate, the Subscription Rights Certificate shall control):

	NUMBER OF RIGHTS		SUBSCRIPTION PRICE	PAYMENT

Basic Subscription Right:	_________	X	$ _________	= $ _______	(Line 1)

Oversubscription Right:	_________	X	$ _________	= $ _______	(Line 2)

Total Payment Required:				= $ _______	(Sums of Lines 1 and 2; must equal total of amounts in Boxes A and B.)

          The undersigned has/have elected to pay for the shares of Common Stock purchased pursuant to the Rights Offering as set forth below. The undersigned acknowledges and agrees that the cash payment (Box A) will be APPLIED FIRST to the total payment required BEFORE any shares redemptions are effected. For example, if your total payment required is reduced because your total oversubscription right cannot be fully honored, or at all, due to availability, proration, and limitations, as described in the Prospectus, it is possible that only your cash payments will be applied and none of your Series A Preferred Stock will be redeemed.

Box A.	☐	Payment in the following amount was enclosed with Subscription Rights Certificate: $ _______________.

Box B.	☐	Please REDEEM the number of shares of Series A Preferred Stock at a redemption price of $10.00 as follows:

NUMBER OF SHARES OF SERIES A PREFERRED STOCK TO BE REDEEMED		REDEMPTION PRICE

	X	$ 10.00	$

Signature(s):

Print or type name:	Print or type name:

Address:	Address:

Telephone No.	Telephone No.

Date: [_________], 2008